Exhibit 99.1

March 5, 2015

Dear Shareholder:

I wanted to take this opportunity to update you on Bio-Path Holdings’ progress. We believe the depreciation recently seen in Bio-Path’s stock price is not reflective of our on-going efforts.

We recognize that there is much interest in the Company’s clinical trial for its lead compound Liposomal Grb-2. As was announced on February 9th, we have started the Phase II program for this drug. There are two segments to this trial: safety and efficacy. The safety segment of the clinical trial has begun to enroll patients. We expect results of this portion of the study in the second half of 2015.

Bio-Path has also strengthened its leadership, infrastructure and balance sheet over the past year. Our cash balance of more than $14 million at September 30, 2014, is amongst the highest in the Company’s history. Our infrastructure has improved with the addition of staff in all areas of company operations, and we moved into new headquarters to prepare for the planned growth of the Company.

Furthermore, seasoned and respected executive Ulrich Mueller, Ph.D., joined Bio-Path as Chief Operating Officer. His expertise has helped us to prioritize and grow our pipeline, as well as focus our business development initiatives. In regard to our pipeline, we are now a Phase II company with our lead drug candidate and anticipate filing an investigational new drug (IND) application for a second compound, Liposomal Bcl-2, in the first half of this year.

As a shareholder, I share in your frustration at the current valuation of the Company, particularly given the progress we have made this year. We are encouraged by the data that has been produced from our drug candidates and we are confident in our business.

While we cannot control the macroeconomic environment affecting the stock market nor the speculation and innuendo that may exist in the financial marketplace regarding Bio-Path, we can continue to focus our efforts on moving all of our research programs through the clinical trial process while broadening our pipeline by employing the proprietary technologies we have developed. This is where I believe we can best serve our shareholders and is the focus of Bio-Path management.

I thank you for your continued support of Bio-Path and look forward to continuing to keep you updated on our progress.

Sincerely,

/s/ Peter Nielsen

President and Chief Executive Officer

Any statements that are not historical facts contained in this letter are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.